Exhibit (a)(5)

OMNICARE, INC. COMMENCES EXCHANGE OFFER FOR 4.00% TRUST

PREFERRED INCOME EQUITY REDEEMABLE SECURITIES

COVINGTON, Ky., February 7, 2005 - Omnicare, Inc. (NYSE: OCR) announced today that it has commenced an exchange offer under which holders of up to $345 million aggregate liquidation value of the 4.00% Trust Preferred Income Equity Redeemable Securities (the “Old Trust PIERS”) of Omnicare’s subsidiary, Omnicare Capital Trust I, may exchange such Old Trust PIERS for Series B 4.00% Trust Preferred Income Equity Redeemable Securities (the “New Trust PIERS”) of Omnicare’s subsidiary, Omnicare Capital Trust II, and an exchange fee of $0.125 per $50 stated liquidation amount of Old Trust PIERS. The Old Trust PIERS are convertible under certain circumstances into the Company’s common shares and pay a fixed quarterly cash distribution, and under certain circumstances pay contingent distributions. The New Trust PIERS will have substantially similar terms to the Old Trust PIERS, except that the New Trust PIERS will have a net share settlement feature.

Omnicare has commenced the exchange offer as a result of the adoption of EITF No. 04-8 by the Emerging Issues Task Force of the Financial Accounting Standards Board (FASB) which, effective December 15, 2004, changed the accounting rules applicable to Omnicare’s Old Trust PIERS and requires Omnicare to include the common stock issuable upon the conversion of the Old Trust PIERS in Omnicare’s diluted shares outstanding for purposes of calculating diluted earnings per share regardless of whether market price triggers or other contingent features have been met. By committing to pay up to the stated liquidation amount of the New Trust PIERS to be converted in cash upon conversion pursuant to the new net share settlement feature of the New Trust PIERS, Omnicare will be able to account for the New Trust PIERS under the treasury stock method, which is expected to be substantially less dilutive to earnings per share than the “if-converted” method prescribed by EITF 04-8.

The exchange offer will expire at 12:00 midnight, New York City time, on March 7, 2005, unless extended or earlier terminated by Omnicare. Holders must validly tender their Old Trust PIERS prior to the expiration date if they wish to participate in the exchange offer. Lehman Brothers Inc. is the dealer manager and D.F. King & Co., Inc. is the information agent for the exchange offer. Copies of the prospectus and the related letter of transmittal may be obtained from D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005 (telephone number: 800-758-5378 (toll free)).

A registration statement relating to the securities to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Such securities may not be issued nor may the exchange offer be accepted prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities to be issued in the exchange offer in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

About Omnicare, Inc.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities comprising approximately 1,071,000 beds in 47 states, making it the nation’s largest provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers. Omnicare also provides clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide.

Statements in this press release concerning Omnicare’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of Omnicare based on currently available information. Such forward-looking statements involve actual known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Omnicare, include, but are not limited to, overall economic, financial and business conditions; trends for the continued growth of the business of Omnicare; trends in the long-term healthcare industry generally; the impact of the NeighborCare acquisition on Omnicare’s earnings; the impact and pace of pharmaceutical price increases; delays and further reductions in reimbursement by the government and other payors to customers and to Omnicare as a result of pressure on federal and state budgets due to the continuing economic downturn and other factors; the overall financial condition of Omnicare’s customers; Omnicare’s ability to assess and react to the financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to Omnicare; the continued successful integration of acquired companies, pricing and other competitive factors in the industry; increases or decreases in reimbursement; the effect of new government regulations, executive orders and/or legislative initiatives, trends in healthcare funding issues, including, but not limited to, state Medicaid budgets, enrollee eligibility, escalating drug prices due to higher utilization among seniors and the aging of the population; expectations concerning increasing Medicare admissions and improving occupancy rates; the introduction of more expensive medications and the increasing use of generic medications; the impact of any changes in healthcare policy relating to the future funding of the Medicaid and Medicare programs; the cost-effectiveness of pharmaceuticals in treating chronic illnesses for the elderly; the impact of the Medicare drug benefit, signed into law in December 2003 and effective in 2006, and its implementing regulations; the effect of any changes and considerations in long-term healthcare funding policies for Medicare and Medicaid programs; the ability of Omnicare to utilize its expertise in geriatric pharmaceutical care and pharmaceutical cost management and its database on drug utilization and outcomes in the elderly to meet the anticipated challenges of the healthcare environment and the implementation of the Medicare drug benefit; efforts by payors to control costs; the outcome of litigation; the failure of Omnicare or the long-term care facilities it serves to obtain or maintain required regulatory approvals or licenses; the ability to attract and retain needed management; the impact and pace of technological advances; the ability to obtain or maintain rights to data, technology and other intellectual property; the impact of consolidation in the pharmaceutical and long-term care industries; volatility in the market for Omnicare’s stock and in the financial markets generally; access to capital and financing; the demand for Omnicare’s products and services; variations in costs or expenses; changes in tax law and regulation; changes in accounting rules and standards; and other risks and uncertainties described in Omnicare’s reports and filings with the Securities and Exchange Commission. There can be no assurance that such factors will not affect the accuracy of such forward-looking statements and, except as otherwise required by law, Omnicare does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or to update the information in this release.